EXHIBIT INDEX
                          -------------


   Exhibit                  Description                             Page No.

     2                Stock Purchase Agreement                          3
                      signed April 20, 1996 and
                      effective as of April 1,
                      1996 by and among Symetrics
                      Industries, Inc., American
                      Digital Switching, Inc.,
                      and the Selling Shareholders
                      named in Schedule 1 thereto.

                           STOCK PURCHASE AGREEMENT

                                   Among

                          SYMETRICS INDUSTRIES, INC.

                       AMERICAN DIGITAL SWITCHING, INC.

                                   and

                           SELLING SHAREHOLDERS
                            NAMED IN SCHEDULE 1




                       -----------------------------
                       Effective as of April 1, 1996
                       -----------------------------

                            TABLE OF CONTENTS

SECTION                                                               PAGE
- -------                                                               ----
  1.      Terms of the Exchange                                         1
  2.      Closing                                                       1
  3.      Covenants and Agreements at Closing                           2
  4.      Representations and Warranties of the Selling Shareholders    3
  5.      Covenants of Selling Shareholders                            15
  6.      Representations and Warranties of Buyer                      15
  7.      Covenants of Buyer                                           17
  8.      Mutual Covenants                                             20
  9.      Termination of Shareholders' Agreements                      21
  10.     Appointment of Representative                                21
  11.     Certain Understandings; Further Assurances                   21
  12.     Indemnification                                              21
  13.     Assignment                                                   23
  14.     No Third-Party Beneficiaries                                 24
  15.     Corporate Reorganization                                     24
  16.     Survival of Representations                                  24
  17.     Expenses                                                     24
  18.     Amendments                                                   24
  19.     Notices                                                      24
  20.     Interpretation                                               25
  21.     Counterparts                                                 25
  22.     Entire Agreement                                             25
  23.     Fees                                                         25
  24.     Severability                                                 25
  25.     Consent to Jurisdiction                                      25
  26.     Governing Law                                                25

Exhibit A   Form of Opinion of Counsel to Selling Shareholders
Exhibit B   Form of Opinion of Counsel to Buyer
Exhibit C   Form of Employment Agreement
Exhibit D   Form of Release
Exhibit E   Form of Certificate of Management


SCHEDULES

1             Selling Shareholders
2             Option Holders
4(l)(b)       Liens on Company Equity Securities
4(II)(b)      Foreign Qualification Jurisdictions
4(II)(c)      Outstanding Indebtedness
4(II)(d)      Equity Interests
4(II)(e)      Financial Statements
4(II)(f)      Liabilities
4(II)(g)      Tax Liens and Claims
4(II)(h)      Permitted Liens
4(II)(i)-(i) Owned Real Property and Related Reciprocal Easement Agreements 4(II)(i)-(ii) Leased Real Property and Related Reciprocal Easement Agreements
4(II)(j)      Patents, Trade Rights, etc.
4(II)(k)      Contracts
4(II)(l)      Litigation
4(II)(m)      Defaults
4(II)(o)      Insurance
4(II)(p)      Shareholders, Directors and Officers; Indebtedness
4(II)(q)      Directors, Officers, Employees, etc.
4(II)(r)      Material Events
4(II)(s)      Employee Benefits
4(II)(t)      Absence of Events

                          STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT is executed this 20th day of April, 1996 and effective as of April 1, 1996, among SYMETRICS INDUSTRIES, INC., a Florida corporation (the "Buyer"), AMERICAN DIGITAL SWITCHING, INC., a Florida corporation (the "Company"), and the SELLING SHAREHOLDERS named in Schedule 1 hereto (individually each a "Selling Shareholder", collectively, the "Selling Shareholders").

                                BACKGROUND

    The Buyer desires to acquire all of the outstanding equity securities of the Company from the Selling Shareholders in exchange for a certain number of shares of Buyer's voting common stock, par value $.25 per share ("Buyer Common Stock") as hereinafter provided (the "Exchange").

    Pursuant to the Exchange, each Selling Shareholder desires to transfer to Buyer, the issued and outstanding common stock of the Company, par value $.01 per share ("Company Common Stock") listed opposite the name of the relevant Selling Shareholder in Schedule I (the securities listed opposite the names of the Selling Shareholders collectively, the "Company Equity Securities") upon the terms and subject to the conditions hereinafter set forth.

                           TERMS OF AGREEMENT

    Accordingly, the parties hereto hereby agree as follows:

    1. TERMS OF THE EXCHANGE. On the terms and subject to the conditions of this Agreement, and based upon the representations, warranties, covenants and agreements contained herein:

        (a) Each Selling Shareholder shall sell, assign, transfer and deliver to Buyer at the Closing a certificate or certificates, as the case may be, representing the Company Equity Securities listed opposite the name of such Selling Shareholder in Schedule 1, duly endorsed in blank or accompanied by a stock power duly endorsed in blank.

        (b) In consideration for the Company Equity Securities referred to in
Section 1(a) above, Buyer shall deliver at the Closing to Edwin H. Eichler, as agent for the Selling Shareholders (the "Representative"), certificates registered in such names and for the number of shares of Buyer Common Stock as set forth on Schedule 1. The Representative shall deliver to each Selling Shareholder a certificate or certificates, as the case may be, representing the number of shares of Buyer Common Stock set forth opposite the name of such Selling Shareholder in Schedule 1. Buyer shall pay any stock transfer taxes due as a result of the issuance of the Buyer Common Stock to the Selling Shareholders.

        (c) An aggregate of up to 218,509 shares of Buyer Common Stock shall be delivered by Buyer in exchange for up to 983,334 shares of Company Equity Securities as set forth on Schedule 1, on the basis of one share of Buyer Common Stock for every 4.5 shares of Company Equity Securities owned by the Selling Shareholders. No fractional shares of Buyer Common Stock shall be issued in the Exchange. In lieu of receiving fractional shares, Selling Shareholders entitled to receive fractional shares will receive payment in cash delivered to the Representative at Closing based on the closing price of Buyer Common Stock on the NASDAQ National Market System on the business day before execution of this Agreement.

    2. CLOSING. The closing (the "Closing") of the Exchange shall be held at such time and place as shall be mutually agreed upon between the parties hereto The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

    3.  COVENANTS AND AGREEMENTS AT CLOSING.    Contemporaneously with
execution of this Agreement:

        (a) Buyer shall have received an opinion dated the Closing Date of Gray, Harris & Robinson, P.A., counsel to the Company, substantially in the form of EXHIBIT A.

        (b) Buyer shall have received such closing documents as the Buyer or its counsel may reasonably request.

        (c) The Company shall have entered into an employment agreement with Richard F. Ostrow substantially in the form of EXHIBIT C hereto.

        (d) All directors of the Company shall have resigned as directors and members of all committees of the board of directors of the Company in writing effective immediately after the Closing. All corporate officers of the Company shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Buyer.

        (e) The Buyer shall have received from each person who is an officer or a director of the Company a release, dated the date of the Closing, substantially in the form of EXHIBIT D.

        (f) The Company shall have entered into invention and confidential information agreements in form acceptable to Buyer with each person who is an employee of the Company.

        (g) The Selling Shareholders shall have received an opinion dated the Closing Date of Grocock, Loftis & Abramson, counsel to Buyer, substantially in the form of EXHIBIT B.

        (h) The Selling Shareholders shall have received such closing documents as such Selling Shareholders or counsel for the Selling Shareholders may reasonably request.

        (i) The Company shall have entered into agreements with certain holders of options to purchase Company Common Stock providing for the termination of such options, and pursuant to Section 7(e) hereof Buyer shall have granted options to purchase common stock of the Buyer to such persons as set forth on SCHEDULE 2 hereof.

        (j) Pursuant to Section 9 hereof, the parties to the Shareholder and Stock Redemption Agreement dated March 15, 1989 and the Shareholder and Stock Redemption Agreement dated as of April 12, 1989 (the
    "Shareholders' Agreements") shall have terminated the Shareholders' Agreements.

        (k) The Buyer shall have received a certificate substantially in the Form of Exhibit E, signed by Richard F. Ostrow, president of the Company, dated the Closing Date, confirming that to the best of his knowledge, after reasonable investigation, the representations and warranties of the Selling Shareholders made in this Agreement are true and correct in all material respects.

        (l) The Buyer shall have received a certificate of the secretary of each of the corporate Selling Shareholders, dated as of the Closing Date, with respect to the incumbency of the officer executing this Agreement on behalf of such Selling Shareholder and certified copies of all resolutions pertaining to the authorization of the transactions described herein.

    4.  REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

    (I) Each Selling Shareholder with respect to itself, severally, hereby represents and warrants to Buyer as follows:

        (a) AUTHORITY OF SELLING SHAREHOLDER. The Selling Shareholder, if it is a corporation, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Selling Shareholder, if it is a partnership, is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Selling Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Selling Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Selling Shareholder and constitutes a valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not conflict with, result in any violation, involuntary termination of or constitute a default under, (i) any provision of the Certificate of Incorporation, By-laws, partnership agreement, trust agreement or other charter document, as the case may be, of the Selling Shareholder (ii) any outstanding indenture, indebtedness, contract or agreement to which the Selling Shareholder is a party or by which it or any of their property is subject, or (iii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Selling Shareholder or the property or assets of the Selling Shareholder. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to the Selling Shareholder or its affiliates in connection with the execution and delivery of this Agreement or the consummation by the Selling Shareholder of the transactions contemplated hereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable, and (ii) compliance with and filings under applicable Federal and state securities laws.

        (b) THE COMPANY EQUITY SECURITIES. The Selling Shareholder has good and marketable title to the Company Equity Securities listed opposite the name of such Selling Shareholder in Schedule 1, free and clear of any claims, liens, pledges, encumbrances or security interests whatsoever except as set forth on SCHEDULE 4(I)(B). At the Closing, good and marketable title to the Company Equity Securities listed opposite the name of such Selling Shareholder in Schedule 1 will pass to Buyer, free and clear of any claims, liens, pledges, encumbrances or security interests whatsoever. The Company Equity Securities listed opposite the name of each Selling Shareholder in Schedule 1 are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Company Equity Securities.

        (c) COMPLIANCE WITH APPLICABLE LAWS. The offer and sale by the Selling Shareholder of the Company Equity Securities listed opposite the name of such Selling Shareholder in Schedule 1 pursuant to this Agreement are exempt from the registration requirements of applicable Federal and state securities laws and neither the Selling Shareholder nor anyone acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemption. The Selling Shareholder has complied and will comply with all applicable "blue sky" or Federal securities laws in connection with the offer and sale by the Selling Shareholder of the Company Equity Securities pursuant to this Agreement.

        (d) GOVERNMENTAL CONSENTS. All material consents, approvals, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any Federal or state governmental authority on the part of the Selling Shareholder required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to or on the date of and be effective as of, the Closing.

        (e) NO VIOLATION OF OTHER SELLING SHAREHOLDER REPRESENTATIONS AND WARRANTIES. If such Selling Shareholder is not an Inside Selling Shareholder (as defined in Section 4(II) below), to the best knowledge of such Selling Shareholder the representations and warranties in Section 4(II) are true, complete and correct (with the references in Section 4(II)(a)-(v) to Inside Selling Shareholder(s) for the purposes of this Section 4(I)(e) being replaced by references to Selling Shareholder(s)).

        (f) DISCLOSURE. To the best knowledge of the Selling Shareholder, no representation or warranty in this Agreement or any writing furnished pursuant hereto or in connection with any transaction or agreement contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact required to make the statements herein or therein not misleading in light of the circumstances under which they are made and the Selling Shareholder has disclosed to Buyer in writing all material adverse facts known to such Selling Shareholder relating to the Company.

        (g) INVESTMENT REPRESENTATION. Each Selling Shareholder represents that such Selling Shareholder understands that (i) the Buyer Common Stock has not been registered under the Securities Act of 1933, as amended, and the Buyer Common Stock is being issued in reliance upon the exemptions afforded by
Section 4(2) thereof, and Regulation D thereunder, for transactions by an issuer not involving any public offering, (ii) the Buyer Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from registration, (iii) the Buyer Common Stock will bear a legend to such effect, and (iv) Buyer will make a notation on its transfer books to such effect. Each Selling Shareholder further represents that (i) the Buyer Common Stock is being acquired for investment and without any present view toward distribution thereof to any other person, (ii) such Selling Shareholder will not sell or otherwise dispose of the Buyer Common Stock except in compliance with the registration requirements or exemption provisions under the Securities Act of 1933, as amended, applicable state securities laws and the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission, (iii) such Selling Shareholder, individually or together with his or its purchaser representative, has such knowledge and experience in financial and business matters so that such Selling Shareholder is capable of evaluating the risks and merits of an investment in the Buyer Common Stock,
(iv) in connection with the Exchange, the Selling Shareholder has been furnished by Buyer with all information regarding Buyer which such Selling Shareholder has requested or desires to know, all documents which could have reasonably been provided have been made available for such Selling Shareholder's inspection and review, and such Selling Shareholder has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Buyer concerning the Buyer, the terms and conditions of the Exchange and any additional information which such Selling Shareholder has requested (v) such Selling Shareholder has had access to the kind of financial and other information about the Buyer as would be contained in a registration statement filed under the Securities Act of 1933, as amended, (vi) such Selling Shareholder has consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement and has not relied upon Buyer for any explanation of the application of the various federal or state securities laws with regard to the acquisition of the Buyer Common Stock, (vii) such Selling Shareholder has investigated and is familiar with the business, financial condition and prospects of Buyer, and has been given sufficient access to and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Common Stock, (viii) such Selling Shareholder recognizes that the information furnished by Buyer, its officers, directors and advisors, does not constitute investment, tax, accounting or legal advice and that he has obtained and relied on appropriate professional advice regarding this investment and the tax, accounting and legal consequences of this transaction, and (ix) such Selling Shareholder is able to bear the economic risks of such an investment.

    (II) Union Telephone Company, Amtelecom Group, Inc., James W. McConnell, Pigeon Telephone Company, Michael D. Jensen Amery Telecom, Inc. and Agri-Valley Communications, Inc. (each an "Inside Selling Shareholder," collectively, the "Inside Selling Shareholders") hereby severally represent and warrant to Buyer as follows:

        (a) AUTHORITY OF THE COMPANY. Each of the Company and Innovative Engineering Services, Inc. (the "Subsidiary")is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not conflict with, result in any violation, involuntary termination of or constitute a default under, (i) any provision of the Articles of Incorporation or By-laws of the Company, (ii) except as set forth on SCHEDULE 4(II)(M), any outstanding indenture, indebtedness, contract or agreement to which the Company is a party or by which it or any of its property is subject, or (iii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Company or the property or assets of the Company. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, no material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to the Company or its affiliates in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, and (ii) compliance with and filings under applicable Federal and state securities laws.

        (b) STANDING OF THE COMPANY. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, Each of the Company and the Subsidiary has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and the Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company or the Subsidiary. A list of the jurisdictions in which the Company and the Subsidiary are so qualified is set forth on SCHEDULE 4(II)(B). The Inside Selling Shareholders have delivered to Buyer true and complete copies of the Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of the Company and the Subsidiary. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the stock certificate and transfer books and the minute books of the Company and the Subsidiary (which have been made available for inspection by Buyer and its representatives) are true and complete.

        (c) CAPITAL STOCK AND CONTRACTUAL INDEBTEDNESS OF THE COMPANY. The authorized capital stock of the Company consists of 5,000,000 shares of $.01 par value Company Common Stock of which 983,334 shares of Company Common Stock have been duly issued, are outstanding and are fully paid and nonassessable. To the best of the Inside Selling Shareholders knowledge and belief, the issued and outstanding shares of Company Common Stock are owned of record and beneficially by the shareholders and in the amounts set forth in SCHEDULE 1, and have been offered, issued, sold and delivered by the Company in compliance with applicable Federal and state securities laws. The Company has granted 91,000 options to purchase Company Common Stock at exercise prices ranging from $.75 to $3.00 per share, as set forth in SCHEDULE 2, and is authorized to grant options for an additional 59,000 shares under its 1995 Stock Option Plan.

    The authorized capital stock of Innovative Engineering Services, Inc. consists of 5,000 shares of common stock, par value $1.00 per share, of which 650 shares are issued and outstanding; all of the outstanding shares of capital stock of Innovative Engineering Services, Inc. are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting rights agreements except as described on Schedule 4(II)(c).

    To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, at the Closing Date, the outstanding indebtedness of the Company and the Subsidiary shall consist of the indebtedness described on SCHEDULE 4(II)(C) to this Agreement. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, neither the Company nor the Subsidiary is a guarantor or otherwise contingently liable for any indebtedness not described on SCHEDULE 4(II)(C).

        (d) EQUITY INTERESTS. Except as set forth on SCHEDULE 4(II)(D), the Company does not directly or indirectly own any capital stock of, or have any other equity or proprietary interest in, any corporation, association, trust, partnership, joint venture or other entity.

        (e) FINANCIAL STATEMENTS. The Company has furnished to Buyer the following consolidated financial statements which are set forth in SCHEDULE 4(II)(E): (i) the unaudited consolidated balance sheet of the Company as of February 29 1996 (the "Balance Sheet"), and related unaudited consolidated statement of operations for the two month period then ended; and (ii) the audited consolidated financial statements of the Company for its fiscal year ended December 31, 1995, including the consolidated balance sheet of the Company as of December 31, 1995, and the related consolidated statements of earnings, stockholder's equity and cash flows for the year then ended, together with footnotes thereto, as reported upon by Bray, Beck & Koetter, independent certified public accountants (collectively, the "Financial Statements"). To the best knowledge of the Inside Selling Shareholders, the Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes included therein) and fairly present the financial condition and the results of operations of the Company as at and for the periods indicated. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the Balance Sheet shows all material liabilities, absolute or contingent, of the Company or its subsidiaries required to be recorded thereon in accordance with generally accepted accounting principles as of the date thereof.

        (f) UNDISCLOSED LIABILITIES. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, neither the Company nor the Subsidiary has any liabilities or obligations (fixed or contingent, including, without limitation, any tax liabilities due or to become due) of a nature required by generally accepted accounting principles to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected on the Financial Statements (or described in the notes included therein) and (ii) as disclosed in SCHEDULE 4(II)(F) hereto. Except as set forth in SCHEDULE 4(II)(F), the Inside Selling Shareholders do not know, after due and diligent inquiry of the Company's management, of any basis for the assertion against the Company or the Subsidiary, as of the date hereof, of any liability of any nature or in any amount not fully reflected or reserved against in the Balance Sheet.

        (g) TAXES.

               (i) For purposes of this Agreement, "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments, including withholding taxes and all interest, penalties and additions imposed with respect to such amounts, and "Code" shall mean the Internal Revenue Code of 1986, as amended.

              (ii) To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the Company and any affiliated group, within the meaning of
    Section 1504 of the Code, of which the Company is or has been a member (the "Affiliated Group"), has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws; all such returns, reports and forms are true, complete and correct; all Taxes shown to be due on such returns, reports and forms have been or will be timely paid in full; no tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes, except as set forth on SCHEDULE 4(II)(G); all Taxes payable by the Company and the Affiliated Group for all periods ending on or before the Closing Date and, with respect to any period that begins before and ends after the Closing Date, the portion of such period up to the Closing Date have been paid or provided for on the Financial Statements or disclosed in SCHEDULE 4(II)(G); no deficiencies have been asserted or assessed as a result of any audit or other investigation by the Internal Revenue Service or any state or local taxing authority and no such deficiency, audit or other investigation has been proposed or threatened and to the best knowledge of the Inside Selling Shareholders no set of facts exist that would reasonably support such a deficiency.

        (h) ASSETS. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, each of the Company and the Subsidiary has good and valid title to all assets reflected on the Financial Statements or thereafter acquired, except those since sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, pledges, security interests or encumbrances of any nature whatsoever except (i) such as are disclosed on the Schedules hereto and (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate in the business of the Company as presently conducted (the mortgages, liens, pledges, security interests and encumbrances described in clauses (i) and (ii) above are hereinafter referred to collectively as "Permitted Liens" and such Permitted Liens are set forth on SCHEDULE 4(II)(H). This paragraph
(h) does not relate to real property or interests in real property (except that the defined term "Permitted Liens" shall be applicable to paragraph (i) of this Section 4 to the extent provided therein), such items being the subject of paragraph (i) of this Section 4.

        (i) TITLE TO REAL PROPERTY. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, SCHEDULE 4(II)(I)-(I) sets forth a complete list of all real property and interests in real property owned in fee by the Company or the Subsidiary and identifies any reciprocal easement agreements relating thereto and any (A) Permitted Liens, (B) easements, covenants, rights of way and other encumbrances or restrictions of records and (C) zoning, building and other similar restrictions relating thereto. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, SCHEDULE 4(II)(I)-(II) sets forth a complete list of all real property and interests in real property leased by the Company and identifies any base leases and reciprocal easement agreements relating thereto and any
(A) Permitted Liens, (B) easements, covenants, rights of way and other encumbrances or restrictions of record and (C) zoning, building and other similar restrictions relating thereto. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the Company has (i) good and marketable fee title to all real property and interests in real property shown on SCHEDULE 4(II)(I)-(I) to be owned by it and (ii) good leasehold interest in all real property and interests in real property shown on SCHEDULE 4(II)(I)-(II) to be leased by it, in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except (A) Permitted Liens, (B) easements, covenants, rights-of-way and other encumbrances or restrictions of record and (C) zoning, building and other similar restrictions, none of which items materially impair the use of the property to which they relate in the business of the Company as presently conducted. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, except as described in SCHEDULE 4(II)(I)-(II), the Company is the lessee of all the leasehold interests purported to be granted by each such lease or agreement, and the Company's possession thereof has not been disturbed nor has any claim been asserted against the Company adverse to its rights in such leasehold interests.

        (j) PATENTS, TRADEMARKS, ETC. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, SCHEDULE 4(II)(J) sets forth a true and complete list of all patents, registered and common law trademarks, trade names, service marks, copyrights and licenses, together with applications therefor, owned by or licensed to or by the Company or the Subsidiary. Except as disclosed on
SCHEDULE 4(II)(J), to the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, (i) each of the Company and the Subsidiary owns all right, title, and interest in and to all of its proprietary rights, (ii) there have been no claims made against the Company or the Subsidiary asserting the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no grounds for the same,
(iii) neither the Company or the Subsidiary is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of the Inside Selling Shareholders threatened, with respect thereto (iv) neither the Company nor the Subsidiary has received a notice of conflict with, or infringement upon, the asserted rights of others, and (v) the conduct of the Company's business as presently conducted and as proposed to be conducted does not and will not infringe any such rights of others.

    To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, each of the Company and the Subsidiary has all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights or processes necessary for its business as now conducted and as proposed to be conducted.

    To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, except as set forth in SCHEDULE 4(II)(J), each of the Company and the Subsidiary has full and exclusive right and authority to utilize the processes, systems and techniques currently required to enable it to conduct its business as now conducted and as proposed to be conducted, including, without limitation, those processes, systems and techniques developed by any employee or consultant of the Company. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, all such processes, systems and techniques either have been developed directly by and are owned by the Company or the Subsidiary or have been duly and validly assigned to the Company or the Subsidiary by such employee or consultant. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, no past or present officer, director, consultant, or employee of the Company or the Subsidiary owns or holds, directly or indirectly, any interests in any processes systems and techniques used or usable by the Company or the Subsidiary.

    To the best knowledge of the Inside Selling Shareholders, none of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court of administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted.

        (k) CONTRACTS. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, neither the Company nor the Subsidiary has any existing contract or commitment of a material nature or involving the payment by it of more than $10,000 in the aggregate over the life of such contract other than those listed in
SCHEDULE 4(II)(K) to this Agreement (provided that any contract or commitment of type specified in subparagraph (i) below, written or oral, shall be listed in SCHEDULE 4(II)(K) regardless of whether such contract is of a material nature or involves the payment by the Company of more than $10,000 in aggregate over the life of such contract), including, without limitation, the following:

            (i) any contract or commitment with any officer, director, employee or shareholder of the Company or any affiliate of any such officer, director, employee or shareholder.

            (ii) employment, bonus or consulting agreement, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company and agreements among shareholders and the Company;

            (iii) loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrances on any of the Company's property or any agreement or instrument evidencing any guarantee by the Company of payment or performance of any obligation by any other person;

            (iv) agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

            (v) agreements with any labor union or collective bargaining organization or other labor agreements;

            (vi) any contract or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including, but without limitation, agreements with processors and subcontractors;

            (vii) any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of securities;

            (viii) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which the Company is a party;

            (ix) any agreement limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

            (x) any agreement providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing other than this Agreement and the letter or intent executed with Buyer with respect to the transaction contemplated hereby;

            (xii) any agreement involving, or letter of intent with respect to, the acquisition of the business, assets or shares of any other business; and

            (xii) any assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any patent, trademark, trade names, copyright, know-how, trade secret or confidential information).

    True and complete copies of all such contracts or commitments listed in
SCHEDULE 4(II)(K) have been made available to Buyer for its review. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, all of such contracts are valid and subsisting, in full force and effect, and no notice of default or intention to terminate has been received by the Company or the Subsidiary in connection with the same, except as described in SCHEDULE 4(II)(K) to this Agreement. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, each of the Company and the Subsidiary has complied with all the material provisions of all said contracts and commitments and is not in default under any material provisions thereof.

    To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, no material software licenses or contracts of the Company will terminate due to the Exchange and no other material contracts, agreements or commitments involving payments to the Company of more than $20,000 in the aggregate over the life of the contract will terminate due to the Exchange.

        (l) LITIGATION; DECREES. SCHEDULE 4(II)(L) sets forth a list, as of the date of this Agreement, of all lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Inside Selling Shareholders, threatened by or against or affecting the Company, the Subsidiary, or any of their properties, assets, operations or business which
(i) relate to or involve more than $10,000, (ii) seek any material injunctive relief or (iii) relate to the transactions contemplated by this Agreement and to the best knowledge of the Inside Selling Shareholders no set of facts exist that would reasonably support such a lawsuit or claim. To the best knowledge of the Inside Selling Shareholders, neither the Company nor the Subsidiary is in material default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to the Company or any of its properties, assets, operations or business.

        (m) DEFAULTS. Except as described in SCHEDULE 4(II)(M) to this Agreement, the Company is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any outstanding indenture, indebtedness, lease, contract or agreement to which it is a party or to which it or any of its property may be subject, or under any provision of its Articles of Incorporation or By-Laws.

        (n) CUSTOMER ACCOUNTS RECEIVABLE; INVENTORIES.

            (i) All customer accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business. To the best knowledge of the Inside Selling Shareholders, all customer accounts receivable reflected on the Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Financial Statements and all customer accounts receivable acquired since the date of the Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts.

            (ii) To the best knowledge of the Inside Selling Shareholders, the inventories of the Company are of a quality and quantity usable and salable, at customary gross margins and with customary markdowns consistent with past practice in the ordinary course of business. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the inventories of the Company are reflected on the Financial Statements and in the books and records of the Company in accordance with generally accepted accounting principles applied on a basis consistent with past practice (except as described in the notes to the Financial Statements).

        (o) INSURANCE. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, there is in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties and business against such losses and risks, and in such amounts, as are customarily maintained by companies which engage in similar businesses and which own or operate similar properties in the same general areas in which the Company operates, and which to the best of the Inside Selling Shareholders knowledge are adequate to protect the Company and its financial condition against the usual risks involved in the business conducted by the Company.
SCHEDULE 4(II)(O) sets forth the type and amounts of the insurance described in this SECTION 4(II)(O).

        (p) SHAREHOLDERS, DIRECTORS AND OFFICERS; INDEBTEDNESS.  Set forth in
SCHEDULE 4(II)(P) is a correct and complete list or description of all indebtedness of the Company to the officers, directors or shareholders of the Company or any of their respective relatives or affiliates, and all of the indebtedness of such persons to the Company. To the best knowledge of the Inside Selling Shareholders, none of the officers or directors of the Company, or their respective spouses, relatives, or affiliates, owns directly or indirectly, individually or collectively, a material interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

        (q) DIRECTORS, OFFICERS, EMPLOYEES, ETC.  SCHEDULE 4(II)(Q) sets forth:

            (i) the names of all of the Company's directors and officers as of the date hereof;

            (ii) the names of all employees, officers and other persons who as of the date hereof earn total compensation from the Company at an annual rate of $20,000 or more; and

            (iii) the compensation paid during the 12-month period ending December 31, 1995, by the Company to shareholders of the Company.

    To the best knowledge of the Inside Selling Shareholders, no employee of the Company is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement or any restrictive covenant relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to use trade secrets or proprietary information of others, and the employment of the Company's employees does not subject the Company or Buyer to any liability. The Company has no collective bargaining agreement covering any of its employees.

        (r) BUSINESS OF THE COMPANY. Except as described in SCHEDULE 4(II)(R), the Inside Selling Shareholders have no knowledge or notice that there is pending or threatened any material claim or litigation against or affecting the Company contesting its right to produce, manufacture, sell or use any product, process, method, substance, part or other material presently produced, manufactured, sold or used or planned to be produced, manufactured, sold or used by the Company in connection with the operation of the Company.

        (s) EMPLOYEE BENEFITS AND PENSION PLANS. Except as set on SCHEDULE 4(II)(S), the Company has not established and does not maintain, contribute to, or otherwise participate in any pension or other employee benefit plans (a "Plan") subject to the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder (collectively and as from time to time in effect, the "Pension Reform Act"), other than welfare plans (as defined in
SECTION 3(L) of the Pension Reform Act). Except as set forth in SCHEDULE 4(II)(S), the Company has no deferred compensation arrangements, or bonus, incentive, profit sharing, health, stock purchase, stock option, insurance, hospitalization, severance or any other employee benefit or welfare plan currently in force and effect.

        (t) ABSENCE OF CHANGES OR EVENTS. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, since December 31, 1995, there has not been any event or condition of any type that has materially affected the Company's business, prospects, condition, affairs, operations, properties, or assets, except as described in
SCHEDULE 4(II)(T) to this Agreement. Without limiting the generality of the foregoing, to the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the following specific changes have not occurred since December 31, 1995, except as described in
SCHEDULE 4(II)(T).

            (i) any change in the condition (financial or otherwise), assets, debts, obligations, liabilities (whether absolute, accrued, contingent or otherwise) or business of the Company or its subsidiaries as reflected in the Financial Statements, other than changes in the ordinary course of business, which, individually or in the aggregate, have not been materially adverse to the Company, or might reasonably be expected to be materially adverse in the future;

            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the business or prospects or any of the properties or assets of the Company, or any item carried on the accounts of the Company at more than $10,000;

            (iii) any declaration, setting aside or payment of any dividend or other distributions in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock;

            (iv) any general increase in the compensation payable or to become payable by the Company to any of its employees, any increase in the compensation payable or to become payable by the Company to any of its officers or agents, or any bonus payment or arrangement made to or with any thereof;

            (v) any sale, lease or other disposition of any assets of the Company, except in the ordinary course of business; or

            (vi) any labor trouble, or any event or condition of any character, materially adversely affecting the business or plans of the Company.

        (u) COMPLIANCE WITH APPLICABLE LAWS. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, the Company is in compliance with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority or instrumentality, domestic or foreign (including those relating to asbestos, petroleum and hazardous substances) and has all necessary permits required thereby, except where noncompliance would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company.

        (v) GOVERNMENTAL CONSENTS. To the best knowledge of the Inside Selling Shareholders, after due and diligent inquiry of the Company's management, all material consents, approvals, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any Federal or state governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to or on the date of and be effective as of, the Closing.

    5. COVENANTS OF SELLING SHAREHOLDERS. Each Selling Shareholder covenants and agrees as follows:

        (a) CONFIDENTIALITY. Each Selling Shareholder will keep confidential and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential all nonpublic information relating to the Company and its business, except as required by law or administrative process and except for information which becomes public other than as a result of a breach of this Section 5(a).

    6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to each Selling Shareholder as follows:

        (a) AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not conflict with, or result in any violation, involuntary termination of or constitute a default under (i) any provision of the Articles of Incorporation or By-laws of Buyer, (ii) any outstanding indenture, indebtedness, contract or agreement to which Buyer is a party or by which it or any of its property is subject, or (iii) judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, other than compliance with and filings under applicable Federal and state securities laws.

        (b) CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer consists of 2,000,000 shares of $.25 par value common stock of which 1,387,898 shares of common stock have been duly issued, are outstanding and are fully paid and nonassessable. The outstanding shares of capital stock of Buyer have been offered, issued, sold and delivered by Buyer in compliance with applicable Federal and state securities laws. Buyer has options to purchase 64,750 shares of common stock outstanding at exercise prices ranging from $1.25 to $10.92 per share, and does not currently have shareholder approval to grant options for additional shares under its Stock Option Plan. The Board of Directors of the Company has approved an amendment to the Company's Stock Option Plan to increase the number of shares reserved for issuance thereunder and has authorized the submission of such amendment to the Company's shareholders for approval. The shares of Buyer Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration provided herein, will be duly issued, fully paid and nonassessable.

        (c) SECURITIES ACT. The Company Equity Securities purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Company Equity Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

        (d) FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

            (i) As of its filing date, each report or statement filed by Buyer pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since March 31, 1993, including, without limitation, Buyer's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (the Form "10-K") and Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30, 1995, and December 31, 1995 (the "Form 10-Q's") did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since their respective filing dates, no event has occurred which would result in Buyer's being required to amend any such reports.

            (ii) The financial statements (including any related notes) of Buyer included in the Form-10-K and the Form 10-Q's were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in the financial statements), and present fairly the financial position, result of operations and changes in financial position of Buyer as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to (i) the absence of certain notes thereto and (ii) normal year-end audit adjustments which are not in the aggregate material.

        (e) ABSENCE OF CHANGES. Since December 31, 1995, Buyer has conducted its business in the ordinary course and there has not been any event that has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of Buyer.

        (f) COMPLIANCE WITH APPLICABLE LAWS. The offer and sale by the Buyer of the Buyer Common Stock pursuant to this Agreement are exempt from the registration requirements of applicable Federal and state securities laws and neither the Buyer nor anyone acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemption. The Buyer has complied and will comply with all applicable "blue sky" or Federal securities laws in connection with the offer and sale by the Buyer of the Buyer Common Stock pursuant to this Agreement.

        (g) GOVERNMENTAL CONSENTS. All material consents, approvals, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any Federal or state governmental authority on the part of the Buyer required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to or on the date of and be effective as of, the Closing.

    7.  COVENANTS OF BUYER.  The Buyer covenants and agrees as follows:

        (a) OPERATIONS OF THE COMPANY. Following the Closing, it is Buyer's intention, to the best of its abilities, to:

                (i) operate the Company as a wholly-owned subsidiary of Buyer under the name American Digital Switching, Inc.;

                (ii) continue to support, in the same general manner and terms, the existing Company equipment and customers;

                (iii) fund a concentrated effort to complete the basic development of the Centura - registered trademark - Switch within 12 months of the Closing, and thereafter to endorse an ongoing effort to advance the Centura - registered trademark - Switch as market forces evolve in the rural marketplace. Buyer understands that the completion of the development of the Centura - registered trademark - Switch could cost up to $1.5 million and is prepared to make this financial commitment;

                (iv) accelerate the development of the SS7 portion of the Centura - registered trademark - Switch by purchasing existing, field-proven software at a cost of up to $200,000 and contracting with the software developer, if practical, to assist in the software/hardware integration of the Company; and

                (v) continue product development, after completion of the Centura - registered trademark - Switch as an essential part of the Company's business.

        (b) DIRECTORS. Following the Closing, Buyer shall cause two existing members of the board of directors of the Company to be elected to the board of directors of Buyer and nominate such directors for re-election at the next annual meeting of its shareholders.

        (c) EMPLOYEES. Following the Closing, it is the intention of the Buyer, to the best of its abilities, to retain all key employees of the Company and provide incentives for their continued positive motivation. Following the Closing, Buyer will cause the Company to provide generally to officers and employees of the Company employee benefits and compensation which in the aggregate are no less favorable than those currently provided by the Company. However, Buyer and the Company shall have the right to amend, modify or terminate any employee benefit plan, program or arrangement after the Closing and, except as otherwise contractually obligated in writing, nothing contained in this Agreement or otherwise shall obligate Buyer, the Company or any other subsidiary of Buyer to employ any person who is now or in the future may be employed by the Company.

        (d) REGISTRATION RIGHTS. The Buyer Common Stock shall be subject to the following registration provisions:

            (i) Buyer will proceed immediately after the Closing Date to promptly and expeditiously file a registration statement on Form S-3 (the "Registration Rights Registration Statement") with the Securities and Exchange Commission covering the Buyer Common Stock and use its best efforts to have the Registration Rights Registration Statement declared effective by the Securities and Exchange Commission within 180 days of the Closing Date. Buyer shall maintain the Registration Rights Registration Statement effective and current for so long as the Selling Shareholders reasonably believe that the proposed sale by the Selling Shareholders or transferees, direct or indirect, from the Selling Shareholders of the Buyer Common Stock will require registration under the Securities Act of 1933, as amended, prior to their public sale, provided, however, that in no event shall Buyer maintain the Registration Rights Registration Statement effective and current for more than two years after the Closing Date. Buyer shall amend the Registration Rights Registration Statement whenever the Selling Shareholders reasonably deem necessary or advisable, including, without limitation, amendments to include any information necessary or advisable with respect to any sellers of Buyer

Common Stock. Until the Registration Rights Registration Statement is declared effective by the Securities and Exchange Commission, Buyer Common Stock will be transferable only if, in the opinion of counsel acceptable to Buyer, such transfer may be made under applicable securities laws.

            (ii) The obligation of Buyer to include Buyer Common Stock of a Selling Shareholder in a Registration Rights Registration Statement is subject to satisfaction of the condition that such Selling Shareholder shall furnish to Buyer such information regarding such Selling Shareholder, the Buyer Common Stock and the intended method of disposition of the Buyer Common Stock as shall be reasonably required to effect the registration of such Buyer Common Stock, and such Selling Shareholder shall execute such documents in connection with such registration as Buyer may reasonably request.

            (iii)   In connection with the proposed registration, Buyer will
(1) notify the Selling Shareholders, promptly after it shall receive notice thereof, of the time when the Registration Rights Registration Statement has been filed; (2) notify the Selling Shareholders promptly of any request by the Securities and Exchange Commission (the "Commission") for the amending or supplementing of such registration statement or prospectus or for additional information; (3) prepare and file with the Commission, promptly on the Selling Shareholder's request any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Selling Shareholders, may be reasonably necessary in connection with the distribution of the shares of Buyer Common Stock by the Selling Shareholders; (4) prepare and promptly file with the Commission and promptly notify the Selling Shareholders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statement or omission, if at any time when a prospectus relating to shares of Buyer Common Stock is required to be delivered under the Securities Act of 1933, as amended (the "Act"), any event shall have occurred as a result of which any such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; (5) in case the Selling Shareholders or any underwriter for the Selling Shareholders are required to deliver a prospectus, at a time when the prospectus then in effect may no longer be used under the Act, prepare promptly upon request such amendment or amendments to such registration statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10 of the Act; (6) not file any amendment or supplement to the registration statement or prospectus to which the Selling Shareholders shall reasonably object based upon information contained therein after having been furnished a copy within a reasonable time prior to the filing thereof; (7) advise the Selling Shareholders promptly after the Buyer shall receive notice or obtain knowledge thereof of the issuance of any stop order by the Commission suspending the effectiveness of any such registration statement or of the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (8) use its best efforts to qualify the shares of Buyer Common Stock for transfer under the securities laws in such states as the Selling Shareholders may reasonably designate, except that the Buyer shall not be required in connection therewith or as a condition thereof to qualify to do business in any such states; (9) furnish to the Selling Shareholders as soon as available copies of any such registration statement and each preliminary or final prospectus or supplement required to be prepared pursuant to this subparagraph (iii), all in such quantities as the Selling Shareholders may from time to time reasonably request; (10) enter into an underwriting agreement, if applicable, in customary form reasonably satisfactory to all parties and provide such legal opinions and accountant's "cold comfort" letters as may be customary in offerings of a similar nature.

            (iv) Expenses incurred in connection with the Registration Rights Registration Statement, including, without limitation, registration and filing fees, printing expenses, fees and disbursements of counsel for Buyer, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions, but excluding sales commissions and underwriters' discounts relating to the Buyer Common Stock and fees and expenses of counsel to the Selling Shareholders, shall be paid or caused to be paid by Buyer.

            (v) Buyer agrees to indemnify and hold harmless each holder of Buyer Common Stock, its officers and directors, and each person, if any, who controls such holder within the meaning of the Securities Act of 1933, as amended, from and against any losses, claims, damages, liabilities and expenses (under such Act, at common law or otherwise) caused by any untrue statement or alleged untrue statement of a material fact or omission to state a material fact required to be stated or necessary to make the statements therein not misleading in any Registration Rights Registration Statement or prospectus included therein or filing for state qualification. No indemnity shall apply as to untrue information supplied by the holder of the Buyer Common Stock.

        (e) BUYER STOCK OPTIONS. Subject to approval by the shareholders of Buyer to increase the number of shares which may be issued under Buyer's Stock Option Plan, Buyer shall grant stock options to purchase shares of the Buyer's common stock to the employees of the Company listed on Schedule 2 hereof in the amounts indicated. The number of options to purchase Buyer common stock granted to such employees shall equal the number of options to purchase Company common stock previously held by such persons as set forth on Schedule 2 (the "Terminated Options") divided by 4.5, subject to upward adjustment , not to exceed 20%, by multiplying the quotient by a percentage equal to the average of the last reported sale price of the Buyer's common stock during the period commencing 22 trading days prior to the date of execution of this Agreement and ending 2 days prior to such date, divided by 6.75. Options to purchase fractional shares will not be issued. The date of grant shall be the date of execution of this Agreement and the exercise price of such options shall be the last reported sale price of Buyer's common stock as reported on the Nasdaq National Market System on the grant date, or if not a business day, on the immediately preceding business day. Vesting for such options shall be on the same basis as the Terminated Options. In the event that the shareholders of Buyer do not approve an increase in the number of shares which may be issued under Buyer's Stock Option Plan, the employees listed on
Schedule 2 hereof will be granted nonqualified stock options, identical in amount and vesting as the Terminated Options, at an exercise price of $6.75 per share.

        (f) COMPLIANCE WITH LISTING REQUIREMENTS. Buyer will use its best efforts to comply with all applicable procedures, regulations or listing requirements of the Nasdaq National Market System with respect to the issuance of the shares of Buyer Common Stock.

    8. MUTUAL COVENANTS. Each of the Selling Shareholders and Buyer covenants and agrees as follows:

        (a) CONSENTS. Buyer recognizes that certain consents to the transactions contemplated by this Agreement may have been or may be required from parties to the contracts listed on SCHEDULE 4(II)(I)-(I), 4(II)(I)-(II), 4(II)(K) or any other Schedule hereto. Each of Selling Shareholders and Buyer agrees to use its reasonable best efforts and cooperate with each other to obtain all consents that may be required; PROVIDED, HOWEVER, that neither party shall be required to pay or commit to pay any amount to (or incur any obligation inuring to the benefit of) a person from whom a consent may be required or otherwise enter into or modify any agreement with such person that involves any cost or obligation.

        (b) PUBLICITY. The Selling Shareholders and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent (which consent shall not be unreasonably withheld) of the other parties, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

        (c) TERMINATION OF CERTAIN OPTIONS. Each of the Selling Shareholders and the Company shall use its reasonable best efforts to cause the Company to enter into agreements with all of the holders of options to purchase Company Common Stock providing for the termination of such options.

    9.  TERMINATION OF SHAREHOLDERS' AGREEMENTS.    By signing this Agreement,
the Company and the Selling Shareholders who are parties to the Shareholder and Stock Redemption Agreement dated March 15, 1989 and the Shareholder and Stock Redemption Agreement dated as of April 12, 1989 hereby terminate such agreements.

    10. APPOINTMENT OF REPRESENTATIVE. Edwin H. Eichler will be the representative (the "Representative") of the interests of the Selling Shareholders for the following purposes of this Agreement. Without giving notice to the Selling Shareholders, Representative shall have full and irrevocable authority on behalf of the Selling Shareholders (a) to deal with the other parties to this Agreement, (b) to accept the shares of Buyer Common Stock or any other amounts payable pursuant to this Agreement, (c) to accept and give notices and other communications relating to this Agreement, (d) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his or its authority under this
Section 10, and (e) to act in connection with all administrative and logistical matters arising out of, based upon, or in connection with this Agreement and the transactions contemplated hereby. In the event of the refusal or inability to serve, death, incapacity, or resignation for any reason of the Representative, Don W. Ingram will become his successor, with all the powers and irrevocable authority of the Representative, and with full power of substitution.

    11. CERTAIN UNDERSTANDINGS; FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitation set forth in Section 8(a)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

    12. INDEMNIFICATION.

        (a) INDEMNIFICATION BY THE SELLING SHAREHOLDERS. The Selling Shareholders severally hereby agree to indemnify Buyer and its affiliates (including the Company) and their respective officers and directors against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of any Selling Shareholder contained in this Agreement which by the terms of Section 16 survives the Closing, and (ii) any breach of any covenant of any Selling Shareholder contained in this Agreement requiring performance after the Closing Date; PROVIDED, HOWEVER, that the Selling Shareholders shall not have any liability under this Section 12(a) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Buyer or any of its affiliates; and provided, further, that in no event shall the liability of any Selling Shareholder hereunder exceed the value of the shares of Buyer Common Stock acquired by the Selling Shareholder in the Exchange. For purposes of this Section 12(a) the value of each share of Buyer's Common Stock shall equal the closing price of Buyer's common stock as reported on the Nasdaq National Market System on the Closing Date.

        (b) INDEMNIFICATION BY BUYER. Each of Buyer and the Company hereby agrees to indemnify the Selling Shareholders and each of their respective affiliates and their respective officers and directors against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement which by the terms of Section 16 survives the Closing, (ii) any action or inaction relating to the Company occurring after the Closing Date, and, (iii) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date; PROVIDED, HOWEVER that Buyer shall not have any liability under this Section 12(b) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by any Selling Shareholder or by any affiliate of any Selling Shareholder ;and provided, further, that in no event shall the liability of Buyer hereunder exceed the value of the shares of Buyer Common Stock issued by Buyer to the Selling Shareholders in the Exchange. For purposes of this Section 12(b) the value of each share of Buyer's Common Stock shall equal the closing price of Buyer's common stock as reported on the Nasdaq National Market System on the Closing Date.

        (c) LOSSES NET OF INSURANCE, ETC. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this
Section 12 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss liability, claim, damage or expense and shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the indemnified party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to use all other items of income, gain, loss, deduction or credit before using any item arising from the incurrence or payment of any indemnified loss, liability, claim, damage or expense or of any indemnity payment pursuant to this Section 12. Any indemnity payment made pursuant to this section will be treated as an adjustment to the purchase price for Tax purposes, unless a determination (as defined in Section 1313 of the Code) with respect to the indemnified party causes any such payment to not constitute an adjustment to the purchase price for United States Federal income tax purposes.

        (d) TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Sections 12(a)(i) and 12(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 16 and (ii) pursuant to the other clauses of Sections 12(a) and 12(b), shall terminate on April 1, 1998, and PROVIDED, HOWEVER, that as to clauses (i) and (ii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified (or the related party hereto) shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification.

        (e) PROCEDURES RELATING TO INDEMNIFICATION UNDER SECTIONS 12(A), (B) AND 7(D). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under Sections 12(a) and (b) and 7(d) of this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by-the indemnified party relating to the Third Party Claim.

    If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party copies of records and information (provided that if originals of such records or information are necessary for such records or information to be admissible evidence in a court of law, such originals shall be provided) which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, such consent not to be unreasonably withheld.

    13. ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or any Selling Shareholder (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or any Selling Shareholder) without the prior written consent of the other party hereto.

    14. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    15. CORPORATE REORGANIZATION. The parties hereto acknowledge and agree that it is intended that the transaction contemplated herein shall be treated by the parties as a reorganization described in Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended, and the parties shall, if permissible, report such transactions consistent therewith in all tax filings.

    16. SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith (other than those with respect to Taxes) shall survive the Closing solely for purposes of Sections 12(a), 12(b) and 23 of this Agreement and shall terminate at the close of business eighteen months following the Closing Date. The representations and warranties set forth in Section 4(II)(g) shall survive the Closing and shall not terminate until the expiration of the applicable statute of limitations on the collection of the Taxes in question.

    17. EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Buyer shall be paid by Buyer and incurred by the Company and the Selling Shareholders shall be paid by the Company; provided, however, that the Company shall only pay the costs and expenses incurred by the Selling Shareholders for a single counsel acting as special counsel to the Company and the Selling Shareholders in connection with this Agreement and the transactions contemplated hereby.

    18. AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

    19. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i)     if to Buyer,

                Symetrics Industries, Inc.
                557 North Harbour City Blvd.
                Melbourne, Florida 32935
                Attention:  Dudley E. Garner, Jr.

        (ii)    if to Company,

                American Digital Switching, Inc.
                4255 Dow Road
                Melbourne, Florida 32934

        (iii) if to a Selling Shareholder, to the address specified under the name of such Selling Shareholder in Schedule 1.

        With a copy of any notice sent to the Company or any Selling Shareholder (which shall not constitute notice) to:

                Gray, Harris & Robinson, P.A.
                Post Office Box 3068
                Orlando, Florida 32802-3068
                Attention:  Jack K. McMullen

    20. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

    22. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

    23. FEES. Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby and no such broker or finder is entitled to any brokerage fee, finder's fee or commission in respect thereof. Each party indemnifies the other parties and their respective affiliates and their respective officers and directors against and holds them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of the representation and warranty of such indemnifying party in the first sentence of this Section 23.

    24. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    25. CONSENT TO JURISDICTION.  Each of Buyer and the Selling
Shareholders irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of the State of Florida, Brevard County, and (b) the United States District Court for the Middle District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

    26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            SYMETRICS INDUSTRIES, INC.


                            By: /S/ DUDLEY E. GARNER
                               -------------------------------------
                                    Dudley E. Garner


                            AMERICAN DIGITAL SWITCHING, INC.


                            By: /S/ RICHARD F. OSTROW
                               -------------------------------------
                                    Richard F. Ostrow


                            THE SELLING SHAREHOLDERS:


                                AGRI-VALLEY COMMUNICATIONS, INC.
                               -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ AGRI-VALLEY COMMUNICATIONS, INC.
                               -------------------------------------

                                AMERY TELEPHONE COMPANY
                               -------------------------------------
                            Name of Selling Shareholder

                            By: /S/ AMERY TELEPHONE COMPANY
                               -------------------------------------

                                AMTELECOM GROUP, INC.
                               -------------------------------------
                            Name of Selling Shareholder

                            By: /S/ AMTELECOM GROUP, INC.
                               -------------------------------------

                                CALAVERAS TELEPHONE
                               -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ CALAVERAS TELEPHONE
                               -------------------------------------

                                COZAD TELEPHONE
                               -------------------------------------
                            Name of Selling Shareholder

                            By: /S/ COZAD TELEPHONE
                               -------------------------------------

                                DILLER TELEPHONE
                               -------------------------------------
                            Name of Selling Shareholder

                            By: /S/ DILLER TELEPHONE
                               -------------------------------------

                                THE GLENWOOD TELEPHONE
                               -------------------------------------
                            Name of Selling Shareholder

                            By: /S/ THE GLENWOOD TELEPHONE
                               -------------------------------------

                                /S/ ROGER HOFFMAN
                                -------------------------------------
                                Roger Hoffman


                                IRONTON TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ IRONTON TELEPHONE COMPANY
                                -------------------------------------

                                /S/ MIKE JENSEN
                                -------------------------------------
                                Mike Jensen

                                LEMONWEIR VALLEY TELEPHONE   CO.
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ LEMONWEIR VALLEY TELEPHONE CO.
                                -------------------------------------

                                /S/ JIM MCCONNELL
                                -------------------------------------
                                Jim McConnell


                                /S/ MARK MCFARLAND
                                -------------------------------------
                                Mark McFarland


                                MINERVA VALLEY TELEPHONE CO., INC.
                                -------------------------------------
                                Name of Selling Shareholder

                            By:  /S/ MINERVA VALLEY TELEPHONE CO., INC.
                                -------------------------------------

                                MT. RURAL TELEPHONE COOPERATIVE
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ MT. RURAL TELEPHONE COOPERATIVE
                                -------------------------------------

                                NEBRASKA CENTRAL TELEPHONE CO.
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ NEBRASKA CENTRAL TELEPHONE CO.
                                -------------------------------------

                                NELSON/BALL GROUND TELEPHONE
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ NELSON/BALL GROUND TELEPHONE
                                -------------------------------------

                                PALMERTON TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ PALMERTON TELEPHONE COMPANY
                                -------------------------------------

                                PIDGEON TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ PIDGEON TELEPHONE COMPANY
                                -------------------------------------

                                RICE BELT TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ RICE BELT TELEPHONE COMPANY
                                -------------------------------------

                                SCOTT COUNTY TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By:  /S/ SCOTT COUNTY TELEPHONE COMPANY
                                -------------------------------------

                                SOGETEL INC.
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ SOGETEL INC.


                                THACKER-GRIGSBY TELEPHONE CO.
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ THACKER-GRIGSBY TELEPHONE CO.
                                -------------------------------------

                                THREE RIVERS TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ THREE RIVERS TELEPHONE COMPANY
                                -------------------------------------

                                UNION TELEPHONE COMPANY
                                -------------------------------------
                                Name of Selling Shareholder

                            By: /S/ UNION TELEPHONE COMPANY
                                -------------------------------------